SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GMX RESOURCES INC.

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GMX RESOURCES INC.

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

(405) 600-0711

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 26, 2011

TO THE SHAREHOLDERS OF GMX RESOURCES INC.:

The Annual Meeting of Shareholders of GMX RESOURCES INC. (referred to herein as the “Company” or “GMX”), will be held on Thursday, May 26, 2011, at 10:00 a.m. local time at the Company’s principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and

5.	To transact such other business as may come before the meeting or any adjournment thereof.

The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to the shareholders, unless required by applicable law or the bylaws of the Company.

Shareholders of record of Common Stock at the close of business on April 11, 2011, are entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available at the meeting and at the Company’s principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, for ten days before the meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a proxy issued in your name by the record holder.

BY ORDER OF THE BOARD OF DIRECTORS

James A. Merrill, Secretary

Oklahoma City, Oklahoma

April 22, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2011

This proxy statement, this notice of annual meeting, a form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2010, are all available free of charge on our website at

http://gmxresources.com/2011proxy

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, the U.S. Securities and Exchange Commission (the “SEC”) has approved a New York Stock Exchange rule that changes the manner in which your vote in the election of directors will be handled at our upcoming 2011 Annual Meeting. Shareholders who hold shares of our Common Stock through a broker, bank or other financial institution receive proxy materials before each shareholder meeting. In the past, if you did not transmit your voting instructions before the shareholder meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered routine.

Your broker is not permitted to vote on your behalf on the election of directors, unless you provide specific instructions by completing and returning the enclosed proxy. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the shareholder meeting.

Voting your shares is important to ensure that you have a say in the governance of the Company. Please review the proxy materials and follow the instructions on the proxy to vote your shares.

If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or financial institution where you hold your shares. The SEC also has a web site (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.

GMX RESOURCES INC.

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

(405) 600-0711

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 26, 2011

The following information is furnished in connection with the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of GMX RESOURCES INC., an Oklahoma corporation (“GMX” or the “Company”), to be held on Thursday, May 26, 2011, at 10:00 a.m. at the Company’s principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114. This proxy statement and the enclosed proxy will be mailed on or about April 22, 2011, to holders of record of shares of our common stock, par value $0.001 per share (“Common Stock”), as of the record date.

The record date and time for determining shareholders entitled to vote at the Annual Meeting have been fixed at the close of business on April 11, 2011. On that date, the Company had outstanding 56,428,408 shares of Common Stock. Each shareholder of record on the record date holding shares of Common Stock is entitled to one vote per share for matters submitted to them for shareholder approval.

The enclosed proxy for the Annual Meeting is being solicited by the Company’s board of directors (the “Board”). The Company will bear the entire cost of such solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons representing beneficial owners for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at the Company’s principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Board has fixed the number of directors constituting the Board at nine and has nominated the current nine members of the Board for re-election. Currently, directors are elected annually for a term of one year.

Each nominee, if elected, will hold office until the expiration of his term and until his successor is duly elected and qualified, or until such nominee’s earlier death, resignation or removal. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. Should any of the nominees named below cease to be a nominee at or prior to the Annual Meeting, the shares of Common Stock represented by the enclosed proxy will be voted in favor of the remainder of the nominees named below and for such substitute nominees, if any, as may be designated by the Board and nominated by either of the proxies named in the enclosed proxy. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Election Threshold

The nine nominees for directorships will be elected by a plurality of shares of Common Stock voted at the Annual Meeting.

Recommendation of the Board

The Board recommends that shareholders vote “FOR” the named nominees.

The nominees for election to the Company’s Board and their respective business backgrounds are as follows:

Name	Age	Position(s) Currently Held	Director of GMX Since
Ken L. Kenworthy, Jr.	54	Chief Executive Officer, Chairman and Director	1998
T. J. Boismier	76	Director	2001
Thomas G. Casso	53	Director	2010
Michael G. Cook	66	Director	2010
Steven Craig	54	Director	2001
Ken L. Kenworthy, Sr.	75	Director	1998
J. David Lucke	45	Director	2011
Jon W. “Tucker” McHugh	66	Director	2005
Michael J. Rohleder	54	President and Director	2011

Unless otherwise disclosed below, none of the corporations or organizations named below is a parent, subsidiary or other affiliate of GMX.

Ken L. Kenworthy, Jr. is a co-founder of GMX and has been Chairman and Chief Executive Officer since the Company’s inception in 1998. Mr. Kenworthy, Jr. also served as the Company’s President from the Company’s inception in 1998 until his resignation from such position effective June 1, 2009. Prior to the founding of GMX, in 1982 he founded OEXCO Inc., a privately held oil and gas company, which he managed until 1995 when the company was sold. From 1995 until he founded GMX in 1998, Mr. Kenworthy, Jr. was a private investor. From 1980 to 1984, he was a partner in Hunt-Kenworthy Exploration which was formed to share drilling and exploration opportunities in different geological regions. Prior to 1980, he held various geology positions with Lone Star Exploration (also known as Ensearch Exploration), Cities Service Gas Co., Nova Energy, and Berry Petroleum Corporation. He also served as a director of Nichols Hills Bank, a commercial bank in Oklahoma City, Oklahoma for ten years before it was sold in 1996 to what is now Bank of America. He has been a member of the American Association of Petroleum Geologists for 33 years.

T. J. Boismier is founder, President and Chief Executive Officer of T. J. Boismier Co., Inc., a privately held mechanical contracting company that designs and installs plumbing, heating, air conditioning and utility systems in commercial buildings, a position he has held since 1961. He became a director in February 2001 simultaneously with the completion of the Company’s initial public offering.

Thomas G. Casso became a director of the Company in April 2010. Mr. Casso presently serves as a senior officer of Toni Brattin & Co., Inc., a privately held international marketing firm. He previously served as the Executive Director of the Catholic Foundation of Oklahoma, a philanthropic foundation supporting the Archdiocese of Oklahoma City, from 2005 to 2009. Prior to serving in this position, Mr. Casso was Executive Vice President/General Manager and co-owner of Bryson, Inc., an Anheuser-Busch beer wholesaler with approximately $75 million of annual sales. As a result of these positions, Mr. Casso has significant experience in operations, administration and finance. Mr. Casso holds a Bachelor’s degree in marketing and a Master’s degree in Business Administration — Finance from the University of Missouri — St. Louis.

Michael G. Cook became a director of the Company in March 2010. Mr. Cook is the principal owner of Cook Energy LLC, a privately held energy investment firm. He has extensive experience with oil and natural gas firms, including prior employment as an executive officer of three different exploration and production companies with responsibilities in administration, finance, operations and engineering. Mr. Cook received a Bachelor’s degree in geology from the University of Iowa in 1969.

Steven Craig is the Chief Energy Analyst for Elliott Wave International, a securities market research and advisory company located in Gainesville, Georgia, which is one of the world’s largest independent providers of market research and technical analysis. As Chief Energy Analyst, Mr. Craig provides in-depth analysis and price forecasts of the major NYMEX energy markets to an institutional clientele that spans the gamut of the energy industry. Prior to joining Elliott Wave International in January 2001, he provided risk management services to Central and South West, one of the largest natural gas consumers in the U.S. prior to its merger with American Electric Power in June 2000, and former independent oil and gas producer Kerr-McGee. He became a director in August 2001.

Ken L. Kenworthy, Sr. is a co-founder of GMX and was its Executive Vice President and Chief Financial Officer from the Company’s inception in 1998 until his retirement in 2008. Mr. Kenworthy, Sr. has been a director of the Company since 1998. From 1993 to 1998, he was principal owner and Chairman of Granita Sales Inc., a privately-held frozen beverage manufacturing and distribution company. Prior to that time, he held various financial positions with private and public businesses, including from 1970 to 1984, as vice president, secretary-treasurer, chief financial officer and a director of CMI Corporation, a company that manufactured and sold road-building equipment and was listed on the New York Stock Exchange prior to its acquisition by Terex Corporation in 2001. He has held several accounting industry positions including past president of the Oklahoma City Chapter, National Association of Accountants, past vice president of the National Association of Accountants and past officer and director of the Financial Executives Institute.

Ken Kenworthy, Sr. is the father of Ken Kenworthy, Jr.

J. David Lucke became a director of the Company in April 2011. Mr. Lucke currently serves as Chief Financial Officer of Sabco Oil & Gas Corporation, a private company located in Houston, Texas. Prior to joining Sabco Oil & Gas Corporation, Mr. Lucke worked nineteen years as an investment banker focused in the energy industry. Most recently, Mr. Lucke was a Managing Director in the investment banking group of Jefferies & Company/Randall & Dewey from 2003-2010. Mr. Lucke received an MBA from The University of Texas at Austin and a BA from Duke University. Mr. Lucke is a certified public accountant.

Jon W. “Tucker” McHugh became a director of the Company in January 2005. Since 1997, Mr. McHugh has been Senior Vice President Commercial Lending at First Commercial Bank in Edmond, Oklahoma. He has

over 38 years banking experience in commercial lending. He holds an undergraduate degree from Oklahoma State University and a Masters of Business Administration from the University of Oklahoma. He is a retired naval officer and was Co-Chair of The USS Oklahoma Memorial at Pearl Harbor in Oahu, Hawaii, which was dedicated December 7, 2007.

Michael J. Rohleder became a director in April 2011 and has been our President since June 2009. Prior to being named to that position, Mr. Rohleder was employed by the Company as its Executive Vice President, Corporate Development and Investor Relations, a position he had held since joining the Company in March 2008. Prior to joining the Company, Mr. Rohleder served as the Sr. Vice President of Worldwide Sales and Marketing for ON Semiconductor, a semiconductor manufacturer (formerly the Motorola Semiconductor Components Division). From 1991 to 1999 he was Chief Executive Officer of MEMEC North America, which was a division of VEBA AG. During his tenure at MEMEC, the company grew from $18 million in annual sales to over $2.5 billion.

Specific Attributes, Experience, Qualifications and Skills of Directors

The Board has determined that, given the business of the Company and the issues that the Company confronts, it needs several core competencies among the directors, including the following core competencies: current or prior experience as a senior officer or director of a public company or other substantial management or risk management experience; expertise in petroleum geology, engineering or other relevant experience in the oil and natural gas industry; and finance and accounting experience.

The Nominating/Corporate Governance Committee has reviewed with the Board the specific attributes, experience, qualifications and skills of each of the directors, all of whom are nominees for reelection as a director at the Annual Meeting. The Nominating/Corporate Governance Committee has concluded that each director has the appropriate characteristics and skills required for Board membership and that each director possesses an in-depth knowledge of the Company’s business and strategy. The Nominating/Corporate Governance Committee further believes that our Board is composed of well-qualified and well-respected individuals who, as a whole, cover the core competencies that our Board has identified. The experience and the key competencies of our directors, as considered and reviewed by the Nominating/Corporate Governance Committee, are as follows:

Management Experience: We believe that each of Messrs. Kenworthy, Jr., Boismier, Casso, Cook, Craig, Kenworthy, Sr., Lucke, McHugh and Rohleder have appropriate current or prior management or risk management experience, as described in more detail in their respective biographical information above.

Oil and Natural Gas Industry Experience: We believe that each of Messrs. Kenworthy, Jr., Cook, Craig, Kenworthy, Sr., Lucke and Rohleder have appropriate qualifications relating to the oil and natural gas industry, as described in more detail in their respective biographical information above.

Finance and Accounting Experience: We believe that each of Messrs. Cook, Casso, McHugh, Kenworthy, Sr., Lucke and Rohleder have appropriate finance or accounting experience, as described in more detail in their respective biographical information above.

CORPORATE GOVERNANCE MATTERS

The Board uses the independence standards of The New York Stock Exchange (“NYSE”) corporate governance standards for determining whether directors are independent. The Board additionally follows federal securities laws and the rules of the Securities and Exchange Commission (“SEC”) and the NYSE in determining independence for Audit Committee members. The Board has determined that each of Messrs. Boismier, Casso, Cook, Craig, Lucke and McHugh are independent under both the NYSE and SEC rules for purposes of service on the Board and on each of the Audit, Compensation and Nominating/Corporate Governance Committees. In determining that each of these directors are independent, the Board considered that during 2008 and 2009 the Company received and paid customary fees for investment banking services from Jefferies & Company, the employer of Mr. Lucke until April 2010, but that such services represented less than 2% of Jefferies’ revenues during such period. Members of each committee are elected annually by the Board and serve one-year terms and until their successors are elected and qualified.

During the year ended December 31, 2010, the Board held 7 meetings. All directors attended all of the meetings of the Board held during 2010, except for Ken Kenworthy, Sr. who missed one meeting. The Company does not have a specific policy regarding Board members’ attendance at annual meetings of shareholders, although, as a general rule, all directors usually attend such meetings. At the 2010 annual meeting of shareholders, all directors then serving on the Board attended the meeting.

Board Committees

The Company’s Board has established an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. The Audit Committee consisted of Mr. McHugh (Committee Chairman) for all of 2010 and Messrs. Cook and Casso replaced Messrs. Boismier and Craig during the second quarter of 2010. The Compensation Committee consisted of Messrs. Boismier (Committee Chairman) and Craig for all of 2010 and Mr. Cook who replaced Mr. McHugh during the second quarter of 2010. The Nominating /Corporate Governance Committee consisted of Messrs. Craig and McHugh for all of 2010 and Mr. Casso who replaced Mr. Boismer during the second quarter of 2010. All committee members attended all of the meetings of such committees held during 2010.

The Audit Committee’s functions include approving the engagement of the Company’s independent registered public accounting firm, reviewing with such firm the results and scope of its auditing engagement, establishing procedures for the treatment of complaints regarding accounting, internal accounting control or auditing matters, and various other matters. This committee met or acted by unanimous consent five times in 2010. In April 2011, Thomas Casso was appointed Chairman of the Audit Committee. The Board has determined that Mr. Casso qualifies as a “financial expert” as defined by the rules of the SEC based on his experience and education.

The Nominating/Corporate Governance Committee’s function is to assist the Board in selecting and screening nominees for the Board and to oversee various corporate governance matters as described in more detail below. This committee held 3 meetings in 2010. In April 2011, Mr. McHugh was appointed chairman of the Nominating/Corporate Governance Committee.

The Compensation Committee is responsible for the annual review and approval of corporate goals and objectives relevant to the compensation of our chief executive officer (“CEO”), evaluation of the performance of the CEO in light of these goals and objectives and approval of the amounts and individual elements of total compensation for the CEO based on this evaluation. In addition to determining the total compensation of the CEO, the Compensation Committee also approves the compensation of the Company’s other executive officers. Our CEO makes recommendations to the Compensation Committee with respect to the CEO’s own compensation as well as the compensation of the Company’s other executive officers, but the final decisions with respect to such compensation are made by the Compensation Committee. During 2010, the Compensation Committee held 3 meetings. In April 2011, Michael G. Cook was appointed Chairman of the Compensation Committee.

In addition to its role in determining the compensation of our CEO and our other executive officers, the Compensation Committee has the authority to:

•

periodically evaluate, in conjunction with the CEO, and make recommendations to the Board regarding the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our compensation objectives as to participation, annual incentive awards, corporate financial goals, actual awards paid to our executive officers, and total funds reserved for payment under the compensation plans, if any;

•

periodically evaluate, in conjunction with the CEO, existing equity-related executive compensation plans as well as potential equity-related plans and make recommendations to the Board based on the committee’s evaluation; and

•

periodically evaluate and make recommendations to the Board regarding annual retainer and meeting fees for members of the Board and committees of the Board and the terms and awards of any stock compensation to members of the Board.

If the Board so approves, the Compensation Committee has the sole authority to retain or terminate consultants, including the authority to approve the consultants’ fees and other retention terms. During 2010, the Compensation Committee retained Longnecker & Associates as a compensation consultant. For information about the role of Longnecker & Associates in evaluating our executive compensation, see “Compensation Discussion and Analysis — Compensation Processes.”

Compensation Committee Interlocks and Insider Participation

As stated above, Messrs. Boismier, Craig, Cook and McHugh were the members of our Compensation Committee in 2010. None of these individuals has ever been an officer or employee of the Company or any subsidiary. Additionally, none of our executive officers serves on the compensation committee or board of directors of any entity that has one or more of such entity’s executive officers serving on our Board.

Corporate Governance Guidelines and Communications with the Board

The Company has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is applicable to all employees and directors, including the Company’s principal executive, financial and accounting officers. The Company has also adopted Corporate Governance Guidelines that apply to all directors. A copy of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines as well as the charters for the Audit, Compensation and Nominating/Corporate Governance Committees are available at the Company’s web site, www.gmxresources.com. The Company intends to disclose amendments to, or waivers from, its Code of Business Conduct and Ethics and its Corporate Governance Guidelines by posting to its web site.

NYSE rules require that the Company’s non-management directors meet in executive session on a regular schedule. The Company provides the non-management directors with the opportunity to meet in executive session before or after every Board meeting. Mr. McHugh presides at all of these executive sessions. The independent directors also meet in executive session once per fiscal year. Interested parties may contact Mr. McHugh by e-mail through our website at www.gmxresources.com.

The Company’s Nominating/Corporate Governance Committee Charter provides that any person, including any shareholder, desiring to communicate with, or make any concerns known to, the Company, directors generally, non-management directors or an individual director only, may do so by submitting them in writing to the Company’s Corporate Secretary, with information to identify the person submitting the communication or concern, including the name, address, telephone number and an e-mail address (if applicable), together with information indicating the relationship of such person to the Company. The Company’s Corporate Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. The Company will establish the authenticity of any communication or concern before forwarding it to the addressee. Under the Nominating/Corporate Governance Committee Charter, the Company is not obligated to investigate or forward any anonymous submissions from persons who are not employees of the Company.

The Company’s Nominating/Corporate Governance Committee Charter provides that the Nominating/Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates. The criteria for nomination of directors are set forth in the

Nominating/Corporate Governance Committee Charter, and the Charter does not address specific minimum qualifications or skills that a nominee or Board member must have. The Nominating/Corporate Governance Committee considers the diversity of our incumbent directors as well as the diversity of any director nominees, including diversity of background and experience as well as ethnic and other forms of diversity. We do not, however, have any formal policy regarding diversity in identifying nominees for directorships, but rather, we consider it among the various factors relevant to any particular nominee. The process used by the Nominating/Corporate Governance Committee for identifying and evaluating nominees for the Company’s Board consists of reviewing qualifications of candidates suggested by management, other Board members or shareholders.

Under the Nominating/Corporate Governance Committee Charter, the Nominating/Corporate Governance Committee will consider recommendations from shareholders for nomination as a Board member. Any such recommendation should be addressed to the Company’s Corporate Secretary and should contain (i) the name, address and telephone number and number of shares owned by the shareholder making the recommendation and a statement that the shareholder has a good faith intent to remain as a shareholder until the Company’s next annual meeting of shareholders; (ii) the information about the proposed nominee that would be required to be disclosed by the applicable rules of the SEC if the nominee were nominated; (iii) a description of any relationship between the nominee and the shareholder making the recommendation; (iv) any additional information that the shareholder desires to submit addressing the reasons that the nominee should be nominated for election as a director; and (v) a consent of the nominee to be interviewed by the Nominating/Corporate Governance Committee if requested and to serve on the Board if nominated and elected. Any recommendation should be submitted at least 120 days prior to the first anniversary of the mailing date of the proxy statement for the prior annual meeting of shareholders. There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from shareholders and, accordingly, is unable to determine whether the process for evaluation of shareholder nominees differs from the process for evaluation of other nominees. We anticipate, however, that the Nominating/Corporate Governance Committee would evaluate all nominees in the same manner regardless of the source of the recommendation.

Board Leadership Structure and Role in Risk Oversight

There are currently nine members of the Board. Mr. Ken Kenworthy, Jr. currently serves as Chairman of the Board and Chief Executive Officer. We do not have a lead independent director. We believe that the number of independent, experienced directors that make up our Board benefits the Company and its shareholders.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. We believe GMX, like many U.S. companies, has been well-served by this leadership structure.

In accordance with NYSE requirements, our Audit Committee is responsible for overseeing risk analysis and risk management procedures. The Audit Committee reviews guidelines and policies on enterprise risk management, including risk assessment and risk management related to our major financial risk exposures and the steps management has taken to monitor and control such exposures. At each meeting of the Audit Committee, the officers of the Company provide information to the Audit Committee addressing issues related to risk analysis and risk management. In addition to the risk oversight exercised by the Audit Committee of the Board, the Compensation Committee and the Nominating/Corporate Governance Committee both regularly exercise oversight related to risks associated with responsibilities of the respective Committee. For example, the Compensation Committee has reviewed what risks, if any, could arise from the Company’s compensation policies and practices, and strives to create incentives that are not reasonably likely to have a material adverse effect on the Company. Likewise, the Nominating/Corporate Governance Committee periodically provides oversight respecting risks associated with the Company’s corporate governance policies and practices. The Board believes that the risk management processes in place for the Company are appropriate.

Director Compensation

The following table summarizes the compensation of non-employee directors in 2010. Messrs. Casso and Cook were not directors of the Company during all of 2010, and therefore the fees and compensation for these directors reflect only amounts earned or paid.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)	Total
T.J. Boismier	$95,870	$54,056	$6,099	$97,891	$253,916
Steve Craig	98,970	54,056	6,099	97,891	257,016
Ken L. Kenworthy, Sr.	88,970	54,056	6,099	146,621	295,746
Jon W. "Tucker" McHugh	115,970	54,056	6,099	106,391	282,516
Thomas Casso	72,470	85,311	6,099	97,891	261,771
Michael G. Cook	76,470	100,934	6,099	97,891	281,394

(1)

Standard compensation for nonemployee directors in 2010 consisted of payments made to such directors for each Board and committee meeting attended and attendance at the 2010 annual meeting of shareholders. The payments consisted of a $3,000 monthly retainer for the first quarter of 2010 and a $3,500 monthly retainer for April through December 2010, $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended, $500 for each Compensation or Nominating/Corporate Governance Committee meeting attended in the first quarter 2010 and $1,000 for each Compensation or Nominating/Corporate Governance Committee meeting attended thereafter, and $1,000 for each consent executed in lieu of a meeting. The chairman of the Audit Committee received $2,000 for each Audit Committee meeting that he attended. The chairman of the Nominating/Corporate Governance Committee received $500 for each Nominating/Corporate Governance Committee that he attended. The chairman of the Compensation Committee received $500 for each Compensation Committee meeting that he attended. In addition to regular meeting fees, the chairmen of the Audit, Compensation and Nominating Committees received an annual retainer of $10,000, $7,500 and $5,000 respectively. Directors who are also our employees receive no additional compensation for their services as directors.

(2)

The amount set forth is the aggregate grant date fair value attributable to restricted stock or stock options, as applicable, granted to the named executive officers pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”). For a discussion of the assumptions made in the valuation of these grants of restricted stock and options, please see Note J to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The numbers in the table are not adjusted for subsequent changes in our stock price and do not represent the intrinsic or “in-the-money” value of the awards. Annual stock and option awards are typically granted on July 1st of each year.

(3)

For Mr. McHugh, all other compensation includes $8,500 for personal use of company aircraft and for Mr. Kenworthy Sr., all other compensation includes $12,919 for personal use of company aircraft and $35,811 for country club dues and related meals and entertainment. For all directors, includes a cash bonus award of $97,891 as a result of each director receiving a reduced amount of restricted stock grants in July 2010, which is to be paid in eight quarterly installments beginning August 2010. The reduction in the amount of restricted stock granted in 2010 was in order to reduce the rate of Common Stock issued under the 2008 Long-Term Incentive Plan and to minimize shareholder dilution.

INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

The Audit Committee has approved Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2011. Representatives of Grant Thornton are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to the shareholders to respond to appropriate questions.

The Company has provided Grant Thornton with a copy of the disclosures made in this proxy statement.

Audit and Other Fees

The following table sets forth the fees billed by our independent auditor, Grant Thornton, for each of the last two years:

Type	2010	2009
Audit fees	$551,165	$465,117
Audit-related fees	21,000	—
Tax fees	18,000	—
All other fees	—	—

Total	$590,165	$465,117

As necessary, the Audit Committee considers whether the provision of non-audit services by our independent auditors is compatible with maintaining auditor independence. The Audit Committee has adopted a policy that requires pre-approval of all audit and non-audit services, and the Audit Committee pre-approved all audit and non-audit services performed by our independent auditors in 2010.

Audit fees. Fees for audit services include fees associated with our annual consolidated audits, and the review of our quarterly reports on Form 10-Q. Audit fees would also include fees for services associated with the preparation of comfort letters and consents and assistance with and review of documents filed with the SEC.

Audit-related fees. Audit-related fees principally include fees for subsidiary audit services.

Tax fees. Tax fees principally include fees related to federal and state tax compliance services.

All other fees. None

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company to be set forth in the Company’s 2010 Annual Report on Form 10-K with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board

regarding that firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with such independent registered public accounting firm that firm’s independence.

Based on the review and discussion with management and the Company’s independent registered public accounting firm referred to above, we recommended to the Board that the Company include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

— Submitted by Thomas Casso, Michael G. Cook and Jon W. “Tucker” McHugh, members of the Audit Committee

PROPOSAL NO. 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are providing shareholders with an advisory (non-binding) vote on the Company’s executive compensation as reported in this proxy statement (sometimes referred to as “say on pay”).

We urge shareholders to read “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as “Executive Compensation Matters” and related compensation tables and narrative beginning on page 25, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has and will contribute to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2011 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of GMX Resources Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis and Executive Compensation Matters sections and the related compensation tables, notes and the related narrative discussion, in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

This is an advisory vote, and is not binding on the Company or the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board of Directors unanimously recommends that you vote FOR this proposal. Proxies given without instruction will be voted FOR approval of this resolution.

PROPOSAL NO. 3:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking the Company’s shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 2 above should occur every year, every two years or every three years.

After careful consideration and an ongoing dialogue with our shareholders, the Board of Directors believes that holding an advisory vote on executive compensation every year is the most appropriate policy for our shareholders and the Company at this time.

The optimal frequency of such a vote necessarily turns on a judgment about the relative benefits and burdens of each of the frequency options. There have been diverging views expressed on this question, and the Board of Directors believes there is a reasonable basis for each of the options. In formulating its recommendation for an advisory vote on executive compensation every year, the Board of Directors considered that an annual advisory vote on executive compensation would allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as annually disclosed in the proxy statement. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this proposal.

Prior to voting on this proposal, we urge shareholders to read the “Compensation Discussion and Analysis” and “Executive Compensation Matters” sections beginning on pages 15 and 25, respectively, of this proxy statement, which describe in more detail our executive compensation policies and procedures and the compensation of our named executive officers.

We understand that our shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: 1 Year, 2 Years, 3 Years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board of Directors or the Company in any way. Notwithstanding the Board of Director’s recommendation and the outcome of the shareholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

A majority of the votes cast is required to approve this proposal. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

The Board of Directors unanimously recommends a vote for 1 YEAR on this proposal. Proxies given without instruction will be voted for 1 YEAR.

PROPOSAL NO. 4:

RATIFICATION OF THE SELECTION OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2011 for ratification by the shareholders at the Annual Meeting. Neither the Company’s bylaws nor other governing documents or law require shareholder ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice, consistent with the Corporate Governance Policy of Risk Metrics Group. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Approval Threshold

The selection of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2011 will be ratified if holders of a majority of shares of Common Stock voted at the Annual Meeting vote in favor of the proposal.

Recommendation of the Board

The Board recommends that shareholders vote “FOR” the ratification of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

Executive Officers

Our current executive officers are named below:

Name	Age	Position
Ken L. Kenworthy, Jr.	54	Chief Executive Officer

Michael J. Rohleder	54	President

James A. Merrill	43	Chief Financial Officer, Secretary and Treasurer

Gary D. Jackson	60	Executive Vice President, Land

Timothy L. Benton	54	Executive Vice President, Geosciences

Harry C. Stahel, Jr.	47	Vice President, Finance

For a description of the business background and other information concerning Mr. Ken L. Kenworthy, Jr., and Michael J. Rohleder, see “Election of Directors” above. All executive officers and significant employees serve at the discretion of the Board. Unless otherwise noted below, none of the corporations or organizations named below is a parent, subsidiary or other affiliate of GMX.

James A. Merrill became our Chief Financial Officer, Secretary and Treasurer in February 2008. Prior to being named to such positions, Mr. Merrill was employed by the Company as its Controller, a position he had held since joining the Company in August 2006. Prior to such time, Mr. Merrill was Controller of National American Insurance Company from 1998 to 2006. National American is a privately-held multi-state property and casualty insurer based in Chandler, Oklahoma, which had net written premiums of $65 million in 2006. Prior to that time, Mr. Merrill was employed by Deloitte & Touche LLP. Mr. Merrill is a certified public accountant and has bachelor’s degrees in finance and accounting from the University of Oklahoma.

Gary D. Jackson became our Vice President, Land in 2005 and was promoted to Executive Vice President in April 2011. During 2004 and 2005 prior to joining the Company, he was an independent petroleum landman, performing and directing contract land services for other oil and gas companies for CLS Group, Edmond, Oklahoma. Prior to that time, he was President of SAI Consulting, which provided professional services for oil and gas and natural resources asset acquisition and management.

Timothy L. Benton became our Vice President, Geosciences in June 2009 and was promoted to Executive Vice President in April 2011. Prior to such appointment, Mr. Benton had been responsible for the engineering and geological characterization work relating to our assets since 2005. Before joining the Company, Mr. Benton worked in reservoir, completion and production positions with Gulf Oil Corporation, Texas Pacific Oil Company, Long, Atteberry & Associates and as an independent consultant. Mr. Benton is a Registered Professional Engineer in the State of Oklahoma. He has a bachelor’s degree in petroleum engineering from the University of Oklahoma.

Harry C. Stahel, Jr. became our Vice President, Finance in June 2009. Prior to joining the Company, Mr. Stahel was Director of Business Development Finance for Enogex LLC (a gas gathering and transportation company owned by OGE Energy Corp.) since 2003. From 1991 to 2003, Mr. Stahel served in many roles at Aquila Inc. including Director of Finance in London, and Director of Finance working on domestic business projects. Prior to that time, Mr. Stahel spent five years in public accounting and is a certified public accountant. Mr. Stahel received his bachelor’s degree in finance from Washington and Lee University.

Significant Employees

The following individuals are significant employees:

Keith Leffel, age 61, has been employed as our natural gas marketer and pipeline operations manager since November 2001 and serves as President of Endeavor Pipeline Inc, a wholly owned subsidiary of the Company. Since 1986, Mr. Leffel formed and operated GKL Energy Services Company, a company that assists producers with gas marketing services.

Compensation Discussion and Analysis

Summary

In 2010, we focused on improving our Haynesville/Bossier (“H/B”) Gas Shale resource play, as well as, looking for potential acquisitions that would give us more exposure to liquid hydrocarbons. In 2010, we increased our proved H/B reserves by approximately 800% from 2009. As a result of developing regulatory and legal mechanisms, we are a leader in East Texas in drilling long laterals in excess of 6,000’ that cross unit boundaries. In addition to longer laterals, our new operational team continued to improve the well and completion design of our H/B horizontal wells which resulted in an increase in the average estimated ultimate recovery (“EUR”) from our H/B horizontal wells. These higher EURs were confirmed in 2010 by DeGolyer & MacNaughton, a nationally recognized independent petroleum engineering consulting firm.

During 2010, we made a strategic decision to begin looking for properties that would expand our assets and development into other basins, diversify our company’s concentrated natural gas focus from two resource plays in one basin and provide the company more liquid hydrocarbon opportunities. We sought out several key employee hires to aid in this expansion. These efforts have led to acquisitions of core positions in two of the leading oil resource plays in the U.S. During January and February 2011, we entered into separate agreements to purchase undeveloped leasehold in the Williston Basin of North Dakota/Montana, targeting the Bakken/Sanish-Three Forks Formation, and the oil window of the Denver Julesburg Basin (the “DJ Basin”) of Wyoming, targeting the emerging Niobrara Formation. We are making plans to deploy our capital and resources into these development opportunities beginning in 2011. With the acquisition of the liquids-rich (estimated 90% oil) Bakken and Niobrara acreage, we will have better flexibility to deploy capital based on a variety of economic and technical factors, including wells costs, service availability, take-away capacity and commodity prices (including differentials applicable to the basins). We believe this flexibility will enable us to generate higher cash flow growth to fund our capital expenditure program. We believe our contracted FlexRigs and experienced Rockies and H/B horizontal drilling personnel will enable us to succeed in the development of these new oil resource plays.

Along with our peers in the oil and natural gas industry, we witnessed an unprecedented drop in commodity prices in the second half of 2008, which with respect to natural gas has continued to date in 2011, as a result of an over supplied natural gas market and a weakened economy. However, our hedging program has allowed us to reduce the economic impact of falling prices. In response to falling prices, we elected to freeze executive and significant employee base pay in July 2008 with exceptions for promotion or increased responsibility in an effort to support our Company-wide cost containment initiative and to preserve capital. In 2010, we retained Longnecker and Associates (“Longnecker”) to update their 2008 executive compensation study and adjusted executive compensation based on their recommendations as of July 1, 2010. Bonus compensation for 2010 was based on a formulaic approach based on metrics that the Board and Management of the Company believed to be important to growing long-term shareholder value. The 2010 bonus compensation was deferred by our executives and significant employee until 2011 upon the successful completion of acquisition and financing initiatives that were begun during 2010 and completion of the 2010 audited financial statements. Additionally, we continued our focus on stock compensation to encourage retention and focus on long-term shareholder value. Due to a limited number of shares being available under our long-term incentive plan and to minimize shareholder dilution, only a portion of the recommended stock compensation was awarded in 2010. To make up for the short-fall in stock awards, executive and key employees received a reduced cash award that is to be paid quarterly over the next two years that began in August of 2010.

Despite the downturn in the economy and continued depressed natural gas prices, the competition for competent, qualified employees in our industry and especially within our new operating areas in the Williston and DJ Basins, as well as, East Texas continues to be strong. Our executive compensation program described below, is designed to address the continuing competition for talent in the industry as it impacts our ability to attract needed talent, general sensitivity to investor concerns regarding executive compensation in general, and the need to continue to motivate, reward, and retain the best management talent possible to manage through these difficult times in natural gas and to expand the footprint of the Company into new basins focused on liquid hydrocarbons.

Compensation Philosophy

For 2010, we generally targeted total compensation for our management and employees at approximately the 75th percentile of our compensation peer group. We established compensation at this level because we believe it is required for us to attract and retain talented management capable of executing our rapid growth business plan and managing our business in a competitive environment. We believe that attracting and retaining talented management that is entrepreneurial in nature is vital during times of depressed natural gas prices to successfully navigate the Company through difficult periods and to position the Company for creating substantial shareholder value as natural gas prices rebound from the recent lows. As we expand the geographical footprint of the Company into areas with more liquid hydrocarbon opportunities and add additional managerial employees, we are strategically targeting new hires with significant experience in our new areas of operations and that have managerial experience in much larger companies. Our philosophy of compensating management and employees at the 75th percentile allows us to attract these types of employees in a competitive environment. We are a forward-looking entrepreneurial Company with employees that are focused on growing value over the long term. This was evident during 2010 when executive management and other key employees voluntarily deferred cash bonuses until 2011 after we completed our recent acquisitions and capital raising activities. Also, reflecting our entrepreneurial philosophy, we have historically not attempted to reward or motivate our executives with deferred compensation, defined benefit pension or supplemental retirement plans, as they are typically less performance-based, are not necessarily aligned with shareholders’ interests and can be very costly to a company regardless of its success.

Overview and Objectives

We believe our success is dependent on the continued contributions of our senior management and other key employees and the addition of new talent as our company grows. The goals of our executive compensation program continue to be to attract, motivate, reward and retain executives of high integrity and exceptional entrepreneurial skill who are capable of leading our Company in achieving our business objectives and strategies. Our ultimate goal is to continue to create exceptional long-term value for our shareholders. Additionally, we periodically review the Company’s compensation programs and ensure that they do not create risks that have or are reasonably likely to have a material adverse effect on the Company. Our compensation committee has presented its review and its conclusions to this effect to our entire Board.

Align executive compensation with the long-term interests of our shareholders and motivate and reward value creation. We have designed and implemented our executive compensation program to motivate and reward our executives for sustained superior operating and financial performance that has resulted in value creation for our shareholders. Our focus is on creating long-term value for our shareholders and focusing our executive team on those efforts, without undue concern about the short-term impact of business decisions. We believe that this encourages our executives to take appropriate operational and financial risks in pursuit of superior rewards, while employing effective risk management tools that will enhance long-term value for our shareholders. We believe that a portion of any growth in shareholder value should go to the executives that help to create that growth. Superior operational and financial results must continue to be appropriately rewarded even in times of a depressed economy and stock market, as our ability to generate superior shareholder returns in the future would be more difficult to achieve without them.

In our view, the wealth accumulated by our executives from their Company compensation over the years is in line with historical increases in shareholder value that they have helped to create and should not negatively impact any current compensation decisions, as it would unfairly penalize the executives for their past successes, decouple their interests from those of our long-term shareholders and be counter-productive in retaining and motivating them to achieve even greater operational and financial success for our shareholders in the future.

Maintain entrepreneurial culture. Our executive team shares an entrepreneurial spirit and will continue to provide strong executive leadership. We have an environment where employees perform like entrepreneurs with vested ownership interests and have a meaningful opportunity to earn above-market compensation if they help to put the Company in a position to create exceptional long-term value for our shareholders. As part of creating long-term value, we intend to use our entrepreneurial culture to grow revenue, cash flow and oil and gas reserves. We believe that this has been an important component of our success, and that it continues to be critical to maintain this culture. Also, reflecting our entrepreneurial philosophy, we have historically not attempted to reward or motivate our executives with deferred compensation, defined benefit pension or supplemental retirement plans, as they are typically less performance-based, are not necessarily aligned with shareholders’ interests and can be very costly to a company regardless of its success.

Retain talent. Despite the continued economic downturn, we continue to experience competition for qualified and talented executives in the industry. Therefore, our executive compensation program continues to focus on retention. We believe that, to perform well and put ourselves in a position to provide exceptional long-term returns to our shareholders, we must structure our compensation program in a way to retain and continue to motivate our executives who are critical to our future success. We do so by ensuring that executives earn above-average compensation relative to our peer group. Additionally, we issue restricted stock with a multi-year vesting schedule which, we believe, marries each executive’s interests with shareholder value and with the Company’s need for retention in these critical positions. We have experienced very little turnover among our executive officers, other senior executives and technical staff. While our executive compensation arrangements alone cannot guarantee that we can continue to retain our key executives, we believe that, without the appropriate compensation structure, such retention could be at risk.

Attract talent. We compete for talent not only against companies that are similar in size and operation, but also against companies that are significantly larger than us. Having our corporate headquarters in Oklahoma City, Oklahoma, we compete locally against several prominent oil and gas companies. As a result, we must recognize their compensation practices along with the practices of our peer group and adjust our polices accordingly to attract and retain talent. During 2010, we continued to hire and fill key technical positions in an attempt to further enhance our competiveness in our core area in East Texas and to assist the Company in expanding its footprint into other basins with more liquid hydrocarbon opportunities. We believe that we offer career advancement opportunities that larger companies do not have as individuals have opportunities to grow into positions or within their positions as our Company grows. Although career advancement opportunities help us attract top talent, we also believe that our compensation programs must be enticing enough to persuade top talent to change employers and perhaps relocate. We accomplish this through ensuring that the executives earn above average compensation relative to our peer group as well as larger companies within the oil and natural gas industry. Additionally, we provide bonuses or non-equity incentive compensation and offer equity compensation in the form of restricted stock as we believe that these compensation packages are similar to our competitors.

Compensation Processes

Role of the Compensation Committee. Our executive compensation program is under the direction and control of the compensation committee of our Board, which is composed entirely of independent, non-management directors. The committee met three times during 2010. It generally meets in coordination with regularly scheduled board meetings. It may also take additional compensation actions in the event of a new hire, promotion or other exceptional event, and at times may act by written consent. Beginning in 2011, the committee’s annual review of executive compensation will occur in November with any adjustments to be effective the first of the following year. Typically executive compensation is determined by the committee in executive session.

During 2010, we used Longnecker, an independent compensation consultant initially retained by the committee during 2008, to assist the committee in evaluating the competitiveness of our executive compensation program and in assessing whether our compensation practices are achieving our goals. The 2010 study was used as the baseline for the committee’s compensation decisions for 2010, as the committee believed that the compensation programs were meeting the designed objectives, especially with regards to the types and mix of compensation programs.

As part of Longnecker’s 2010 engagement, the committee asked Longnecker to prepare a report that included a compilation of compensation and performance data (“Survey Data”) prepared based upon data for our compensation peer group, set forth below, broad industry-specific compensation survey data for other companies within the energy sector and general industry surveys, as well as particularized data for industry participants to the extent Longnecker determined that such additional data would prove useful in our compensation process. The committee utilized this Survey Data to assess the competitiveness of our compensation programs within our compensation peer group and their effectiveness in achieving our goals.

In developing our compensation structure in 2010, we reviewed the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies selected by the compensation committee from domestic oil and natural gas exploration and development companies. The compensation peer group consisted of the following fifteen companies:

• Abraxas Petroleum Corp.	• Approach Resources Inc.	• Brigham Exploration Co.
• Callon Petroleum Co.	• Carrizo Oil & Gas Inc.	• Contango Oil & Gas Co.
• Crimson Exploration Inc.	• Delta Petroleum Corp.	• Gastar Exploration LTD.
• Rex Energy Corporation	• Petroquest Energy Inc.	• PrimeEnergy Corp.
• Goodrich Petroleum Corp.	• Rosetta Resources Inc.	• Vanguard Natural Resources

The types and amounts of compensation paid to our executives are the result of a subjective process undertaken by the committee derived from the 2010 Longnecker study and guided by our objectives of executive retention, motivation and reward in order to achieve our ultimate goal of creating value for our shareholders. In 2010, except for the annual incentive bonus in 2010 where targeted metrics and rewards were set for each executive, there were no precise formulas put in place to arrive at executive compensation decisions. In determining appropriate cash and equity- based compensation, the committee analyzes the operating and financial results of the Company, liquidity and financial position, and the price of our stock during the year, and evaluates the individual’s performance and how he or she has contributed to our success.

Our executive compensation program has and may continue to rely heavily on the subjective judgments of the committee in consultation with an independent compensation consultant. In making its subjective evaluation for each individual executive, the committee uses our actual results to measure our success, and subjectively evaluates that executive based on those actual results and the individual’s contribution to them. No one element of an individual’s performance of his or her responsibilities or the resulting contribution to our overall operating and financial results has a material impact on the committee’s decision-making process with respect to that individual.

We do not have a policy regarding the relationship of compensation among the named executive officers or with other employees, although we attempt to maintain internal pay equity. The same design factors and compensation elements are applied to all named executive officers. Any material differences in the amount of compensation for each executive officer reflect the significant differences in the scope of individual responsibilities and contributions. Additionally, each executive officer’s position was benchmarked against an equivalent position within our peer group in the Longnecker study.

Role of Compensation Consultants. The committee has authority to hire legal, accounting, compensation and other consultants. The committee can determine the scope of the consultant’s assignment, the extent to which it wants management involved in any projects and the fees to be paid. Compensation and other consultants report directly to the committee and may work with management when preparing materials for the committee meetings. In 2010, the committee used Longnecker as their compensation consultant to conduct a formal review of our executive compensation programs.

Role of Management. Our CEO, Mr. Kenworthy, Jr., regularly reviews our executive compensation program and makes recommendations to the compensation committee regarding base salary, bonus structure and equity plan design changes, if warranted. In May 2010, Mr. Kenworthy, Jr. reviewed with the committee his recommendations on base salary adjustments and equity compensation awards for each of the other named executive officers and other key employees. In February 2011, Mr. Kenworthy, Jr. reviewed with the committee his recommendations for annual cash bonus payments to be paid in full during March 2011 for the year ending December 2010. On both occasions, the committee also considered Mr. Kenworthy, Jr.’s evaluation of the responsibilities, performance and contribution of each of the other named executive officers and his recommendations for each compensation element for the executives in making its own subjective decisions. In both May 2010 and February 2011, Mr. Kenworthy Jr. also reviewed with the committee his own performance and compensation. The committee discussed with Mr. Kenworthy, Jr. the Company’s operating and financial results, liquidity and financial position, and stock price, his responsibilities, performance and contributions to those results, his current compensation and his plans and expectations for the upcoming year before subjectively determining his annual cash bonus and long-term incentive compensation.

Considerations for Executive Compensation Decisions in 2010. The committee recognized Mr. Kenworthy Jr.’s contributions to our success as chief executive officer. The differences in compensation between that of Mr. Kenworthy, Jr. and the other named executive officers in 2010 reflect not only his leadership role, critical decision-making responsibility and significant duties, but also his status as a founder of the Company and his role in successfully building and subsequently guiding the Company through a difficult economic environment and the expectation that his leadership will again return exceptional shareholder value. Under Mr. Kenworthy Jr.’s leadership, we continued to exhibit a high level of performance across a broad number of metrics during depressed economic times. In addition, it was under Mr. Kenworthy Jr.’s leadership in late 2010 that the Company initiated the acquisitions and capital transactions that strengthened the Company’s balance sheet and liquidity and provided the Company with an expanded footprint in two of the leading oil resource plays in the U.S.

Additionally, the committee concluded that the executive team had continued to deliver exceptional results, including (i) leading the Company through volatile economic times, as demonstrated by their ability to strengthen the Company’s balance sheet and liquidity position in a very difficult capital markets environment, (ii) the continued improvement in the Haynesville horizontal drilling program, (iii) the change in the Company’s focus to oil related properties culminating in the acquisition of significant acreage positions in the Bakken and Nirobrara oil plays, and (iv) improvements in well results over the course of the year, while at the same time maintaining a Company-wide focus on financial discipline and cost control. In making its decisions regarding the 2010 annual incentive cash bonus awards at the committee’s meeting in February 2011, the committee reviewed the 2010 Longnecker report, the operating accomplishments and financial results for 2010, and the Company’s liquidity and financial position.

Elements of Compensation

We seek to achieve an appropriate mix between annual and long-term equity-based compensation, between cash and equity incentive awards and between performance-based and discretionary compensation in order to meet our objectives. Historically, we have not applied a rigid apportionment formula but have targeted total compensation for our management at approximately the 75th percentile of our peer group. Our mix of compensation elements is designed to reward superior operating and financial results and motivate exceptional long-term performance through a combination of elements. Additionally, when determining the mix of compensation, the committee takes into account that we do not provide deferred compensation, defined benefit pension or supplemental retirement plans for our executives.

Base Salary

We believe that some portion of an executive’s cash compensation should be a fixed amount for the executive’s regular work. Our current base salaries for our executive positions were established in July, 2010 as part of a comprehensive compensation review, which included benchmarking base salaries to our peer group. To establish base salary ranges, we analyzed compensation for each executive officer position by examining the scope of the job, the nature and complexity of its responsibilities, the training, knowledge and expertise required to perform the job, the recruiting challenges and opportunities associated with each position, the risks and opportunities associated with hiring at the higher and lower ranges of the position skill sets, the expected autonomy of the job, and, for current executives, the Company-specific experience, seniority, performance and compatibility. As such, the chief executive officer has the broadest range of responsibilities and therefore receives the highest base salary. Base salaries help us to achieve our goals of attracting and retaining talent. Decisions regarding base salary do not necessarily affect other compensation elements, although increases in base salary may correspond with increases in other elements of compensation, particularly in light of benchmarking undertaken in order to determine annual incentive cash bonuses.

Beginning in 2011, we will begin conducting annual reviews of base salaries in the fourth quarter and future changes will be effective at the beginning of the next year. Prior to this upcoming review in the fourth quarter of 2011, base salaries were adjusted based on recommendations from Longnecker effective July 1, 2010. As part of the Company’s initiative to reduce expenses and preserve capital during a period of depressed commodity prices, there had been no salary adjustments since July 2008 for the named executive officers. We will review the salaries for named executive officers in the fourth quarter of each year and may adjust base salaries in the future in connection with a promotion or other change in responsibilities, how an individual performed his or her responsibilities, how the executive’s performance contributed to the Company’s success, changes in the cost of living and other factors, such as the general level of competitive salaries in the industry and the need for any catch-up or other structural adjustment.

Aggregate 2010 base salary increases by executive officer were as follows:

Executive Officer	Base Salary Increase from 2008 ($)	Annualized Base Salary Increase (%)(1)
Ken Kenworthy, Jr.	$41,153	7%
Michael J. Rohleder	80,771	14%
James A. Merrill	30,459	8%
Timothy L. Benton	12,500	3%
Gary D. Jackson	25,000	7%

Average	$37,977	8%

(1)	Annualized base salary increase calculated on the period from July 1, 2008 to December 31, 2011, which is the next time that executive’s salaries will be evaluated.

Annual Incentive Cash Bonuses

During 2010, we returned to a formulaic approach in determining annual cash incentive bonus payments. In March 2010, the committee selected the following targeted levels of performance, which compared to the actual 2010 performance set forth below:

Performance Measure	Threshold	Target	Ceiling	Actual	Weight
Production(1)	14.0 Bcfe	17.5 Bcfe	24.5 Bcfe	17.47 Bcfe	20%
EBITDA(1)	$ 60 million	$ 74.0 million	$ 104 million	$ 61.9 million	20%
Economic completed well costs(1)	$ 2.25/Mcfe	$ 2.12/Mcfe	$ 2.00/Mcfe	$ 2.20/Mcfe	20%
Discretionary	Not Applicable	Not Applicable	Not Applicable	140%	40%

(1)	The bonus related to this performance measure is compliant with IRS Section 162(m) in order to be deductible as performance based compensation.

The 2010 annual incentive plan was structured to pay on a sliding scale from a threshold of 80% achievement of each particular target up to a maximum 140% achievement of each particular target. The committee believed that these metrics and the targeted levels of performance represent realistic, near-term and measurable performance goals and were designed to promote Company growth without providing an incentive for executives to engage in risky business behavior. The potential 2010 annual incentive payments to the named executive officers at the threshold, target and maximum levels of achievement of all performance measures, as a percent of base salary, were as follows:

Executive Officer	Threshold	Target	Maximum
Ken Kenworthy, Jr.	80%	100%	140%
Michael J. Rohleder	64%	80%	112%
James A. Merrill	60%	75%	105%
Timothy L. Benton	56%	70%	98%
Gary D. Jackson	48%	60%	84%

In making the determination for the discretionary portion of the annual incentive cash bonus for 2010, the committee considered, among other factors, the following performance matters:

•

during 2010, the named executive officers delayed payment of cash bonuses, which provided the Company with additional liquidity prior to the successful completion of acquisitions and additional financings in the first quarter of 2011;

•	the named executive officers successfully identified strategic acquisitions that were targeted in late 2010 after evaluating 30 opportunities and more than 300,000 acres in the Rocky Mountains;

•	the Company increased estimated proved reserves by 800% with respect to its Haynesville/Bossier acreage during 2010 based on the report of DeGolyer and McNaughton, independent petroleum engineers;

•	the Company improved the drilling of its Haynesville/Bossier wells, including longer and faster lateral drilling with newer completion designs to improve well performance;

•

the Company hired additional experienced accounting personnel and implemented a new accounting system during 2010 to improve its internal controls over financial reporting and to handle the Company’s expanding operations; and

•	Developed regulatory and legal mechanisms to drill laterals in excess of 6,000 feet that cross unit boundaries.

Based on actual performance metrics achieved and discretionary evaluations, the committee determined to make payouts to the named executive officers under the 2010 annual incentive plan as follows, which represented the following percentages of base salary:

Executive Officer	Performance Based Bonus	Discretionary Bonus	Total 2010 Annual Incentive Cash Bonus	Bonus as a % of Base Salary
Ken Kenworthy, Jr.	$301,415	$312,091	$613,506	110%
Michael J. Rohleder	163,696	169,495	333,191	88%
James A. Merrill	136,259	141,086	277,345	83%
Timothy L. Benton	141,971	147,000	288,971	77%
Gary D. Jackson	105,464	109,200	214,664	66%

Long-Term Incentive Compensation

Use of Equity-Based Incentives. Given our historical stock performance, equity-based awards, in the form of stock options or restricted stock, have historically represented the largest component of total compensation paid to our executive officers. Equity-based incentives most directly recognize the shareholder value created by our executives over the long-term and are awarded to align a significant portion of each executive’s net worth with the Company’s success in creating shareholder value. This important compensation tool has been critical to maintaining our entrepreneurial culture and attracting and retaining our key executives.

In 2008, based on discussions with Longnecker and to enhance our ability to recruit and retain our executive officers and key employees, the committee determined that, similarly to other compensation, long-term incentive awards should be targeted around the 75th percentile, such that our executives’ total compensation is near the 75th percentile of similarly-positioned executives in our peer group. In 2010, the current Longnecker study was used as the benchmark for equity-based incentives awarded to executive officers.

Decisions to increase or decrease long-term incentive compensation do not necessarily affect other elements of compensation. However, if we elected to maintain an executive officer’s compensation at a fixed level, increases or decreases to long-term incentive compensation likely would have an opposite effect on other elements of that executive officer’s total compensation.

Equity-based incentives were historically granted under our 2000 Stock Option Plan. Beginning in 2008, we transitioned to grants under our 2008 Long-Term Incentive Plan.

In May 2010, the shareholders approved an amendment to the Company’s 2008 Long-Term Incentive Plan to increase the maximum number of shares of common stock issuable under the plan by 1 million shares to 1,750,000 shares. In order to minimize shareholder dilution and to reduce the burn rate of common shares issued to executives and employees as a result of a depressed stock, the committee awarded the executive officers and certain key employees a combination of restricted stock grants, stock options remaining under the expiring 2000 Stock Option Plan and a quarterly cash award paid in eight quarterly installments beginning in August 2010. The value of the combination of these three forms of compensation equated to approximately 79% of Longnecker’s recommended long-term incentive compensation for the 75th percentile of similarly-positioned executives in our peer group.

Total long-term incentive compensation paid to the executive officers during 2010 was allocated as follows:

Executive Officer	Stock Awards ($)	Option Awards ($)	Bonus	Total Long-Term Incentive Compensation
Ken Kenworthy, Jr.	$557,324	$62,884	$1,009,275	$1,629,483
Michael J. Rohleder	255,641	28,846	462,948	747,435
James A. Merrill	226,978	25,611	411,043	663,632
Timothy L. Benton	152,033	17,152	275,319	444,504
Gary D. Jackson	131,764	14,868	238,610	385,242

Equity Grant Practices. Equity-based grants are typically made in July of each year. Prior to June 2008, equity-based grants were made on a discretionary basis. Grants are made without regard to anticipated earnings or other major announcements by the Company. Our 2000 Stock Option Plan and the 2008 Long-Term Incentive Plan prohibit the repricing of stock options.

The committee approves equity-based grants before or on the date of grant. The exercise price of each stock option awarded to the executive officers is the fair market value of the stock on the date of grant which is the average of the high and the low price of our stock on the grant date. For restricted stock, the fair market value of the shares granted equals the average of the high and low price of our stock on the date of grant.

The 2000 Stock Option Plan, the 2008 Long-Term Incentive Plan and the compensation committee’s charter allow the committee to delegate authority to grant equity-based awards to non-executive employees to our management. As with the grants made directly by the compensation committee, the exercise price of any stock options granted by management must be the fair market value of the stock on the date of grant. Our management has used this authority to make grants of stock options and restricted stock to newly hired employees, in connection with promotions or as needed for retention purposes. In January 2008 and prior periods, grants of stock options by management or the compensation committee were made on any given day, at management’s or the committee’s discretion. Restricted stock awards granted by management and the compensation committee are typically granted on the first day of July.

Perquisites and Other Benefits

The executive officers also receive perquisites and other benefits that the compensation committee believes are reasonable, competitive and consistent with the Company’s executive compensation program. In 2010, 2009 and 2008, perquisites and other benefits provided to executive officers included a monthly car allowance and/or gasoline allowance, club dues, additional life insurance beyond that provided to all full-time employees, personal use of company aircraft and paying for spouses to accompany executives on business travel, as well as access to tickets to sporting and other events.

We also provide life insurance to all employees, including the executive officers, ranging from $65,000 or $665,000 in the case of accidental death. In addition, regular benefits, which are available to all salaried employees, are also available to the named executive officers on the same basis. These benefits include health care benefits, short-term and long-term disability insurance, and a tax-qualified 401(k) plan under which the Company matches 5% of the employee’s contributions up to the maximum deductible amount under the Internal Revenue Code.

We believe the perquisites provided to our executive officers help us to achieve our goals of attracting and retaining talent for these positions. We do not expect any decisions to increase or decrease perquisites would have any effect on other elements of total compensation.

Employment, Severance and Change in Control Arrangements

We have not entered into any written employment agreements with any of our executive officers. Each executive officer serves in his or her position at the discretion of the Board. Except for acceleration of option grants and vesting of restricted stock awards upon a change of control or death, we do not have any arrangements providing for special post employment compensation of our executive officers, whether upon a change of control or otherwise, on terms different from those generally available to all salaried employees. See “Other Potential Payments upon a Change in Control or Termination of Employment” for a description of amounts to be paid and other benefits under these arrangements under various circumstances. We believe that it is appropriate to provide single-trigger vesting of all equity-based awards to provide our executive officers with the same opportunities as all of our shareholders, who are free to sell their equity at the time of a change in control and thereby realize the value created at the time of the transaction.

Response in Event of Restatement

We do not currently have a formal policy that would require us to seek to recover cash or equity compensation received by an executive officer if the Company’s performance upon which the payments were based were adjusted or restated and the adjusted performance would have resulted in reduced compensation. However, in a given case, depending upon the circumstance, we would consider seeking such recovery. In addition, in all cases, we would consider any such event when making future compensation decisions for executive officers who continue to be employed by the Company.

The Dodd-Frank Act includes a requirement that all public companies have a clawback policy for incentive compensation paid to executive officers. Under the Dodd-Frank Act, the SEC will direct the national securities exchanges to amend their listing standards to require that every listed company adopt a compensation recovery policy containing two key components:1) Companies must provide disclosure of clawback policies for any incentive-based compensation that was paid out on erroneous financial information reported and 2) Companies must seek repayment from any current of former executive officer of any incentive-based compensation paid during the three-year period preceding the date that the company is required to prepare the accounting restatement that was based on erroneous data. Upon the SEC issuing the final guidance, we will adopt a clawback policy.

Accounting and Tax Implications

We believe it is important to have flexibility in our compensation program in a manner suitable to achieve the objectives described above. Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.

Under Section 162(m) of the Internal Revenue Code (the “Code”), we can deduct for federal tax purposes no more than $1 million of annual compensation paid to each of our CEO and four of our other most highly-paid executive officers other than our CEO. The section 162(m) restriction applies to salary, bonuses and other compensation not directly tied to performance. None of our executive officers currently receives compensation in excess of $1 million, so Section 162(m) does not currently affect compensation decisions with respect to our executive officers. However, as our compensation program develops and changes, Section 162(m) will be taken into consideration.

Section 422 of the Code provides favorable tax treatment to the recipients of stock options that meet certain requirements imposed by the section to qualify as “incentive stock options” as defined by the section. The Compensation Committee has considered the effect of Section 422 on our 2000 Stock Option Plan and 2008 Long Term Incentive Plan, and the terms of both plans were designed to be responsive to the favorable tax treatment provided by Section 422. However, in certain circumstances it may be in one of our executive’s best interests to receive options not subject to Section 422 restrictions. Consequently, options granted under either the 2000 Stock Option Plan or the 2008 Long Term Incentive Plan may be either incentive stock options or options that do not qualify as such.

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for establishing the compensation of our CEO, Mr. Kenworthy, Jr., and overseeing the compensation process as it relates to our other executive officers to assure they are compensated in a manner consistent with our overall objectives. The Compensation Committee is also obligated to communicate to shareholders information regarding the Company’s compensation policies and the reasoning behind such policies.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management. Based on this review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

The preceding report is presented by the members of the Compensation Committee.

— T. J. Boismier, Steven Craig and Michael G. Cook, members of the Compensation Committee

Executive Compensation Matters

Summary Compensation Table

The following table sets forth the compensation paid to or earned by the named executive officers for services rendered during the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus(3) ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity incentive plan compensation(2) ($)	All other compensation(4) ($)	Total
Ken Kenworthy, Jr.	2010	$516,153	$1,321,367	557,324	$62,884	$301,415	$120,629	$2,879,772
Chief Executive Officer	2009	475,000	361,000	1,187,506	—	—	91,493	2,114,999
	2008	391,667	74,699	1,187,500	—	298,798	92,862	2,045,526

Michael J. Rohleder	2010	355,771	632,442	255,641	28,846	163,696	79,971	1,516,367
President	2009	275,000	195,938	924,000	—	—	59,193	1,454,131
	2008	215,192	30,658	412,500	229,618	122,632	33,407	1,044,007

James A. Merrill	2010	305,459	552,129	226,978	25,611	136,259	30,548	1,276,984
Chief Financial Officer	2009	275,000	195,938	924,000	—	—	21,084	1,416,022
	2008	229,750	32,435	412,500	229,618	129,741	23,786	1,057,830

Timoth L. Benton	2010	362,500	422,319	152,033	17,152	141,971	21,725	1,117,700
Vice President, Geosciences	2009	350,000	166,250	560,000	—	—	24,983	1,101,233
	2008	316,667	34,401	280,065	—	137,604	25,648	794,385

Gary D. Jackson	2010	300,000	347,810	131,764	14,868	105,464	33,250	933,156
Vice President, Land	2009	275,000	156,750	924,000	—	—	21,195	1,376,945
	2008	232,500	32,435	412,500	—	129,741	19,393	826,569

(1)

The amount set forth is the aggregate grant date fair value attributable to restricted stock or stock options, as applicable, granted to the named executive officers pursuant to FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of these grants of restricted stock and options, please see Note J to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The numbers in the table are not adjusted for subsequent changes in our stock price and do not represent the intrinsic or “in-the-money” value of the awards.

(2)

One hundred percent of each executive’s targeted non-equity incentive plan compensation for 2010 was paid in 2011. Forty percent of each executive’s targeted non-equity incentive plan compensation for 2008 was advanced on December 15, 2008 with the finally-determined amount less the advancement paid on March 13, 2009.

(3)

The 2010 cash bonus amount was awarded due to each executive receiving a reduced amount of restricted stock grants in July 2010 which is to be paid in eight quarterly installments beginning in August 2010. The 2009 bonus was a discretionary cash bonus paid in lieu of each executive’s targeted non-equity incentive plan compensation for the year.

(4)	For 2010, “All other compensation” includes the following:

Name	Company Contributions to our 401(k) Plan	Personal Use of Company Aircraft	Life Insurance Premiums	Car Allowance	Total
Ken Kenworthy, Jr.	$12,250	$87,963	$10,000	$10,416	$120,629
Michael J. Rohleder	12,250	47,950	17,371	2,400	79,971
James A. Merrill	12,250	11,575	4,323	2,400	30,548
Timoth L. Benton	12,250	—	—	9,475	21,725
Gary D. Jackson	12,250	—	—	21,000	33,250

Grants of Plan Based Awards

The following table reflects information concerning awards granted to our named executive officers during the year ended December 31, 2010 under the 2000 Stock Option Plan and the 2008 Long Term Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares(1)	All Other Option Awards: Number of Shares(2)	Exercised Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Ken Kenworthy, Jr.	7/1/2010	87,906	14,423	$6.34	$620,208
Michael J. Rohleder	7/1/2010	40,322	6,616	6.34	284,487
James A. Merrill	7/1/2010	35,801	5,874	6.34	252,589
Timothy L. Benton	7/1/2010	23,980	3,934	6.34	169,185
Gary D. Jackson	7/1/2010	20,783	3,410	6.34	146,632

(1)

The amounts set forth in this column correspond to restricted stock grants to the named executive officers during 2010, all of which vest in four equal annual installments, commencing on the first anniversary of the date of grant.

(2)	The amounts set forth in this column correspond to stock option grants to the named executive officers during 2010. All of the shares vest in in various installments over the next four years.

Stock Options and Long Term Incentive Plan

The Company’s 2000 Stock Option Plan (the “Stock Option Plan”) was originally adopted in January 2001 and has been amended twice since its adoption to increase the number of shares authorized under the Stock Option Plan. The 2000 Option Plan terminated on October 30, 2010, and no options will be granted pursuant to this plan except with respect to awards then outstanding. For a description of the Stock Option Plan, see Exhibit 10.1 in Form 10-Q filed on November 9, 2007.

The Company’s 2008 Long Term Incentive Plan (the “Long Term Incentive Plan”) was originally adopted in May 2008. On June 17, 2010, the Long Term Incentive Plan was amended. Under the terms of the amended Long Term Incentive Plan, the aggregate number of shares of common stock available for awards may not exceed 1,750,000 shares. As of April 11, 2011, 826,417 shares of our Common Stock were issuable and available for future grants under the Long Term Incentive Plan and 923,583 of the shares authorized had been issued. For a description of the Long Term Incentive Plan, see Exhibit 10.1 of our Form 8-K filed on May 25, 2010.

Outstanding Equity Awards

The following table reflects outstanding options and stock awards held by our named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested (#)(3)
Name	Exercisable	Unexercisable(1)
Ken Kenworthy, Jr.	25,000	12,500	$38.06	6/6/2017	139,971	$772,640
	—	14,423	6.34	7/1/2020	—	—
Michael J. Rohleder	12,500	12,500	25.32	1/23/2018	79,167	437,002
	—	6,616	6.34	7/1/2020	—	—
James A. Merrill	25,000	—	31.98	8/15/2016	74,646	412,046
	7,500	2,500	39.18	6/1/2017	—	—
	12,500	12,500	25.32	1/24/2018	—	—
	—	5,874	6.34	7/1/2020	—	—
Timothy L. Benton	25,000	—	39.65	11/1/2016	47,622	262,873
	7,500	2,500	39.18	6/1/2017	—	—
	—	3,934	6.34	7/1/2020	—	—
Gary D. Jackson	21,000	—	20.01	9/16/2015	59,628	329,147
	18,750	6,250	38.06	6/6/2017	—	—
	—	3,410	6.34	7/1/2020	—	—

(1)

Awards held by executives vest in four equal installments on each anniversary date of the grant, beginning on the first anniversary date of the grant, provided that the recipient has been continuously employed at such date. In addition to the foregoing vesting provisions, all of these options vest upon the holder’s death or disability, or change in control of the Company.

(2)

Awards held by executives vest in four equal installments from the anniversary date of each grant, provided that the recipient has been continuously employed at such date. In addition to the foregoing vesting provisions, all of these shares vest upon the holder’s death or disability, or a change in control of the Company.

(3)	Calculated based upon the closing market price of our common stock as of December 31, 2010, the last trading day of our fiscal year ($5.52), multiplied by the number of unvested awards at year-end.

Option Exercises and Stock Vested

The following table reflects exercises of stock options and vesting of restricted stock for our named executive officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Ken Kenworthy, Jr.	—	—	19,933	$125,028
Michael J. Rohleder	—	—	13,844	86,473
James A. Merrill	—	—	13,844	86,473
Timothy L. Benton	—	—	8,487	53,035
Gary D. Jackson	—	—	13,844	86,473

(1)	Represents the June 1, 2010 and June 30, 2010, vesting of one-quarter of the restricted stock grants made July 1, 2008 and June 1, 2009, respectively.

(2)	Represents the closing price of $6.22 and $6.49 on June 1, 2010 and June 30, 2010, respectively, multiplied by the number of shares that vested on such date.

Defined Contribution Plan

The Company offers a tax qualified defined contribution 401(k) plan to all of its employees, including its executive officers, to provide a benefit payable to an employee or his heirs upon retirement, total disability, or death. Under the terms of the plan and subject to limitations of federal law, each of our employees can elect to defer a portion of his compensation and direct such deferrals to the investments offered under the plan, generally consisting of mutual funds in various asset classes. Subject to the terms of the plan, the Company makes discretionary matching contributions to the plan on behalf of the participant employees. Participants are immediately vested in their deferred contributions, but Company contributions are subject to certain vesting requirements. Executive officers participate in the plan on the same basis as all other employees. The Company’s 2010 contributions to the plan for the account of the named executive officers are included in the Summary Compensation Table set forth above.

Other Potential Payments upon a Change in Control or Termination of Employment

No special benefits are payable to the named executive officers by reason of a change in control or termination of employment other than acceleration of vesting of unvested options and restricted stock grants, the value of which is set forth below assuming a change in control or death occurred as of December 31, 2010:

Name	Acceleration of Option Vesting(1)	Acceleration of Restricted Stock Vesting(2)
Ken L. Kenworthy, Jr.	—	$772,640
Michael J. Rohleder	—	437,002
James A. Merrill	—	412,046
Timothy L. Benton.	—	262,873
Gary D. Jackson	—	329,147

(1)

The amount set forth is the difference between the closing price of our Common Stock on December 31, 2010, which was $5.52 per share, and the exercise price of unvested options. There is no value for acceleration of vesting of options with an exercise price in excess of the December 31, 2010 closing price.

(2)	The amount set forth represents $5.52, the closing market price of our common stock on December 31, 2010, multiplied by the number of shares of unvested restricted stock on such date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of each class of our equity securities as of April 11, 2011, by (i) each of our directors; (ii) each of our named executive officers, and (iii) all of our directors and executive officers as a group. As of April 11, 2011, there were 56,428,408 shares of Common Stock and 2,381,224 shares of our 9.25% Series B Cumulative Preferred Stock (“Series B Cumulative Preferred Stock”) outstanding. Except as otherwise listed below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

Beneficial Owner	Title of Class	Number of Shares	Percent of Total
Ken L. Kenworthy, Jr.(1)	Common Stock	913,483	2%

Ken L. Kenworthy, Sr.(2)	Common Stock	638,626	1%

Michael J. Rohleder(3)	Common Stock	141,295	*

	Series B
	Cumulative
	Preferred Stock	7,700	*

James A. Merrill(4)	Common Stock	161,792	*

Timothy L. Benton(5)	Common Stock	100,058	*

Gary D. Jackson(6)	Common Stock	116,880	*

T. J. Boismier(7)	Common Stock	42,802	*

Steven Craig(8)	Common Stock	48,302	*

Jon W. “Tucker” McHugh(9)	Common Stock	45,302	*

Michael G. Cook(10)	Common Stock	19,917	*

Thomas G. Casso	Common Stock	38,861	*

Harry C. Stahel, Jr.	Common Stock	45,226	*

All executive officers and directors as a group (12 persons)	Common Stock	2,312,544	4%

	Series B
	Cumulative
	Preferred Stock	7,700	*

*	Less than 1%

(1)

Shares owned by Mr. Ken Kenworthy, Jr. exclude 436,912 shares owned by his wife, Mrs. Karen Kenworthy, as to which he disclaims beneficial ownership, include 37,500 shares Mr. Kenworthy, Jr. has the right to acquire on exercise of options exercisable within 60 days and include 13,036 shares held in his child’s trust.

(2)

Shares owned by Mr. Ken Kenworthy, Sr. include 64,092 shares held in trust for the benefit of his children and 50,000 shares Mr. Kenworthy, Sr. has the right to acquire on exercise of options exercisable within 60 days.

(3)	Includes 18,750 shares Mr. Rohleder has the right to acquire on exercise of options exercisable within 60 days.

(4)	Includes 53,750 shares Mr. Merrill has the right to acquire on exercise of options exercisable within 60 days.

(5)	Includes 35,000 shares Mr. Benton has the right to acquire on exercise of options exercisable within 60 days.

(6)	Includes 46,000 shares Mr. Jackson has the right to acquire on exercise of options exercisable within 60 days.

(7)	Includes 22,500 shares Mr. Boismier has the right to acquire on exercise of options exercisable within 60 days.

(8)	Includes 30,500 shares Mr. Craig has the right to acquire on exercise of options exercisable within 60 days.

(9)	Includes 20,000 shares Mr. McHugh has the right to acquire on exercise of options exercisable within 60 days.

(10)	Includes 125 shares held by the IRA account of Mr. Cook’s spouse.

Of our 56,428,408 shares outstanding as of April 11, 2011, we are not aware of any person known to beneficially own more than 5% of our outstanding Common Stock as of the latest date such persons have filed reports of beneficial ownership with the SEC. The shares outstanding as of April 11, 2011 do not include between 4,687,773 and 3,966,578 shares of our Common Stock that we have agreed to and expect to issue to sellers in connection with pending asset acquisitions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose delinquent filings of reports by such persons.

Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities were met during 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company requires that any situation, transaction or relationship that gives rise to an actual or potential conflict of interest for our executive officers must be disclosed to the Board in writing. The Company may permit the conflicted transaction only if full disclosure is made and the Company’s interests are fully protected. The Company considers conflicted transactions to consist of any transaction in which the executive (1) causes the Company to engage in business transactions with relatives or friends or companies controlled or owned by our executives; (2) uses nonpublic Company or other information for personal gain by the executive, his relatives or his friends (including securities transactions based on such information); (3) has more than a nominal financial interest in any entity with which the Company does business or competes; (4) receives a loan, or guarantee of obligations, from the Company or a third party as a result of his position at the Company; (5) competes, or prepares to compete, with the Company while still employed by the Company; or (6) has a financial interest or potential for gain in any transaction with the Company (other than Company approved compensation arrangements). In 2010, there were no such transactions.

The preceding policy and examples of conflicted transactions are provided in the Company’s written Code of Business Conduct and Ethics, which is available on the Company’s website at www.gmxresources.com.

VOTING PROCEDURES

As described above, voting at the Annual Meeting will consist of the following:

•	The nine nominees for directorships will be elected by a plurality of shares of Common Stock voted at the Annual Meeting.

•

The advisory resolution on executive compensation will be approved, on an advisory basis, if the holders of a majority of the shares of Common Stock voted at the Annual Meeting vote in favor of the proposal.

•	The frequencey receiving the greatest number of votes will be considered the stockholders’ recommendation, on an advisory basis, on the frequency of future advisory votes on executive compensation.

•

The selection of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2011 will be ratified if the holders of a majority of shares of Common Stock voted at the Annual Meeting vote in favor of the proposal.

•

All other matters properly brought before the Annual Meeting will be approved if the holders of a majority of shares of Common Stock voted at the Annual Meeting vote in favor of the proposal, unless otherwise required by law.

Shares represented by proxies that are marked “withhold” with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked “withhold” with respect to any one or more nominees will not affect the outcome of a nominee’s election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers’ discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted by the proxies.

Unless otherwise directed in the proxy or otherwise provided by applicable law, shares represented by valid proxies will be voted FOR the election of the director nominees, FOR the approval of an advisory resolution on executive compensation, 1 YEAR for the advisory vote on the frequency of future advisory votes on executive compensation and FOR the ratification of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2011. As to any other business that may properly come before the Annual Meeting, shares represented by proxies will be voted, to the extent permitted by law, in accordance with the recommendations of the Board, although the Company does not presently know of any such other business.

PROPOSALS OF SHAREHOLDERS

Each year the Board submits its nominations for election of directors at the Annual Meeting of Shareholders. The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our bylaws. Under our bylaws, a notice of intent of a shareholder to bring any matter before the annual meeting shall be made in writing and generally must be received by our Secretary not more than 150 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. Every such notice by a shareholder shall set forth: (a) the name and address of the shareholder who intends to bring up any matter and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the number of shares and class of the Company’s securities owned beneficially and of record by such shareholder and beneficial owner, information about any direct or indirect opportunity of such shareholder and beneficial owner to profit from any increase or decrease in the value of the Company’s securities, and any other information relating to such shareholder and beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitation of proxies relating to the proposal and/or the election of directors in a contested election, as applicable, pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; (b) a representation that the shareholder is a registered holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice; (c) with respect to notice of an intent to make a nomination, a description of all understandings among the shareholder and each nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (d) with respect to notice of an intent to make a nomination, such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by our Board; and (e) with respect to notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter. For more detailed instructions relating to any such notice, shareholders are encouraged to refer to Section 1.11 of our Amended and Restated Bylaws, which are available at no charge from the Company as set forth below under “Annual Report” or by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2009. Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as one of our directors, if elected. All shareholder proposals should be sent to our Secretary at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be included in our proxy statement relating to the 2012 Annual Meeting must be received no later than December 24, 2011. To be considered for presentation at the 2012 Annual Meeting, although not included in the proxy statement for such meeting, a proposal must be received within the time period set forth in our bylaws as described above. In addition, the proxy solicited by the Board for the 2012 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2012 Annual Meeting unless we are provided with notice of such proposal no later than 90 days prior to the date of the 2012 annual meeting.

OTHER MATTERS

As of the date of this proxy statement, the Company does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. Additional business may properly be brought before the Annual Meeting by or at the direction of the Board.

ANNUAL REPORT

The Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2010, including audited financial statements, is enclosed with this proxy statement.

Copies of the exhibits omitted from the enclosed Annual Report on Form 10-K are available to shareholders without charge upon written request to Alan Van Horn, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2011.
Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/GMXR
• Follow the steps outlined on the secured website.
Vote by telephone

 • Call toll free 1-800-652-VOTE (8683) within the USA,

    US territories & Canada any time on a touch tone

    telephone. There is NO CHARGE to you for the call.

 • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends that a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, for 1 YEAR on Proposal 3 and FOR Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Ken L. Kenworthy, Jr.	☐	☐	02 - T. J. Boismier	☐	☐	03 - Thomas G. Casso	☐	☐
04 - Michael G. Cook	☐	☐	05 - Steven Craig	☐	☐	06 - Ken L. Kenworthy, Sr.	☐	☐
07 - J. David Lucke	☐	☐	08 - Jon W. “Tucker” McHugh	☐	☐	09 - Michael J. Rohleder	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Say on Pay - Approval of advisory resolution on executive compensation.	☐	☐	☐	3.	Advisory vote on the frequency of future votes on executive compensation.	☐	☐	☐	☐

4.	Ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890 J N T 1 U P X 1 1 4 9 0 2 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

                             01BPKB

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — GMX RESOURCES INC.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

(405) 600-0711

James A. Merrill and Teresa Jacobs, or either of them, as proxies (“Proxies”) each with the power of substitution, are hereby authorized to represent and vote all of the shares of Common Stock of GMX RESOURCES INC. held of record by the undersigned on the record date, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders to be held on May 26, 2011, or at any postponement or adjournment thereof.

The Proxies will vote the shares represented by this proxy as directed on the reverse side by the undersigned. If no such directions are indicated, the Proxies are authorized, and will, to the extent permitted by law, vote FOR all nominees listed in Proposal 1, FOR Proposal 2, for 1 YEAR on Proposal 3 and FOR Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)